"Exhibit 99.1

OWC Pharmaceutical Research Corp Receives IRB Approval To Initiate Safety Testing On Its Cannabinoid-Infused Cream For Treatment of Psoriasis

Protocol Is The First Topical Medical Cannabis Treatment To Be Included In NIH Registry

PETACH TIKVA, Israel, February __, 2017: OWC Pharmaceutical Research Corp. (OTCQB: OWCP), ("OWC" or the "Company"), an Israeli-based developer of cannabinoid-based therapies targeting a variety of different medical conditions and disorders, today announced it has received Institutional Review Board (IRB) approval to conduct safety testing on its proprietary topical creme compound for the treatment of psoriasis and related skin conditions. The approval follows the Company's February 1, 2017 8K filing announcing an extension to the size and scope of its efficacy study on the same compound, which began in November 2106.

The IRB approved study encompasses the cream itself, as a delivery mechanism, as well as the proprietary psoriasis formulation, and is the first to formally make such claims with the NIH Registry. The double-blind study, which will be conducted on healthy volunteers at one of Israel's leading academic hospitals, is designed to demonstrate the safety of the formulation in treating psoriasis on human skin tissue. Administrators began soliciting for study participants as soon as approval was received.

Dr. Yehuda Baruch, the Company's Director of Research and Regulatory Affairs, commented on the announcement, "This approval is a significant milestone for OWC, where our mission is to bring the same rigorous approach common to traditional pharmaceutical development to the medical cannabis field. As we reported earlier this year, the results of our efficacy studies were so encouraging that management decided it was in our interest to extend the size and scope of the study to check the biological markers that had been generated to date, among other things. "

Dr. Baruch went on to say, "With each study we conduct, the ability of our formulation to provide relief for psoriasis-related symptoms to patients suffering from the condition are substantiated. The study that was just approved was designed to assure patients and caregivers that it is safe to use outside of laboratory conditions."

Ziv Turner, OWC's Vice President of Business Development and Managing Director of One World Cannabis, Ltd., the Company's wholly-owned subsidiary, went on to say, "As soon as we announced the formulation of our psoriasis treatment we began receiving requests for the product from patients suffering from the condition. After many years of research and development, this is the final study as we prepare to introduce it to the market. We expect to the program will be in full swing by the end of the month and hope to have it completed by during the second quarter of 2017, and in the hands of patients shortly thereafter."

Psoriasis is an autoimmune disease that causes red, scaly patches to appear on the skin, and can be associated with other serious health conditions, including diabetes, heart disease and depression. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the National Psoriasis Foundation, psoriasis affects 7.5 million people in the United States.

About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One Word Cannabis Ltd., (collectively "OWC" or the "Company") conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines. OWC is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWC research is conducted at leading Israeli hospitals and scientific institutions, and led by internationally renowned investigators.

The Company's Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks. For more information, visit: www.owcpharma.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:

In Israel:
Ziv Turner, VP Business Development and Managing Director of One World Cannabis, Ltd.
Email: ziv.turner@owcpharma.com
Tel: +972-(0)3-7582659